Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6500
(415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS 2006 THIRD QUARTER RESULTS

Highlights:

•	Reported net income of $0.30 per diluted share and FFO of $0.41 per diluted share for the third quarter of 2006

•	Acquired four properties totaling $201.7 million and subsequent to quarter end, acquired three properties totaling $104.8 million

•	Commenced leases on approximately 155,000 square feet during the third quarter of 2006 at an average gross annualized rent of $76.40 per square foot

•	Completed the sale of one property for a gain on sale of $18.0 million

•	Completed a convertible debt private placement generating $166.3 million in net proceeds

•	Successfully completed a follow-on public offering totaling 9.2 million shares of common stock

•	Increased commitments under line of credit to $500 million from $350 million

•	Increased quarterly common stock dividend 8.0% to $0.28625 per share

San Francisco, Calif. (November 6, 2006) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate datacenters and Internet gateway facilities, today announced financial results for its third quarter ended September 30, 2006. The Company reported operating revenue of $73.2 million in the third quarter of 2006. Net income for the third quarter of 2006 was $14.8 million and net income available to common stockholders was $11.3 million, or $0.30 per diluted share, reflecting the non-recurring gain on sale of 7979 East Tufts Avenue in Denver, Colorado. Ignoring the gain on sale of 7979 East Tufts Avenue, net income available to common stockholders would have been $1.0 million or $0.03 per diluted share. Funds from operations (“FFO”) was $26.2 million in the third quarter, or $0.41 on a diluted per share and unit basis, up 7.9% from $0.38 per diluted share and unit in the previous quarter; and up 17.1% from $0.35 per diluted share and unit in the third quarter of 2005.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Richard Magnuson, Executive Chairman of Digital Realty Trust said “Year-to-date we have exceeded our estimates for acquisitions with over $450 million of acquired properties and have met our leasing estimates for datacenter space with 280,000 square feet of leases commenced. The growth in FFO is the result of these accomplishments.”

Acquisition and Leasing Activity

During the third quarter of 2006 the Company completed four acquisitions totaling $201.7 million, including closing costs for European assets. The largest of these acquisitions is the Internet gateway located at 120 East Van Buren Street in Phoenix, Arizona. The second acquisition is located in Amsterdam, the Netherlands. The property consists of two identical 28,000 square foot datacenter buildings leased to a major European IT services company, which occupies 100% of the property through 2015. The third acquisition, 600 Winter Street in Waltham, Massachusetts, was redeveloped as a datacenter in 1998 and totals 30,400 square feet. It is 100% leased to a technology tenant. The fourth property, 2300 NW 89th Place in Miami, Florida, was acquired in a sale leaseback transaction, which included a new 10-year lease for 100% of the property with the prior owner, Peer 1 Network, a managed hosting provider. The building consists of 64,000 square feet, including 13,200 square feet of raised floor.

Subsequent to the end of the quarter, the Company acquired three additional properties for a purchase price of $104.8 million. The first transaction consisted of the datacenter operations of AboveNet, which included one fee simple interest property in Reston, Virginia and two leaseholds located in New York City and Vienna, Virginia. The second acquisition, 2055 East Technology Circle in Tempe, Arizona consisted of a vacant 82,000 square foot, two-story office and warehouse facility. Located in the ASU Research Park, the property is subject to a ground lease through 2083 which was prepaid in its entirety by the previous owner. This property will be added to the Company’s portfolio of space held for redevelopment. In the third acquisition, the Company acquired a partial interest in 2001 Sixth Avenue in Seattle, Washington, a 34-story building totaling 389,000 square feet, including 185,000 square feet of technical space. The property serves as the primary hub for Internet traffic for the Pacific Northwest and is currently 90% leased.

On July 12, 2006 the Company completed the sale of 7979 East Tufts Avenue, a 366,000 square foot suburban office building located at in the Denver Tech submarket of Denver, Colorado for $60.4 million, realizing a gain for the Company of approximately $18.0 million.

As of November 3, 2006, the Company’s portfolio comprised 56 properties consisting of 74 buildings totaling approximately 10.9 million rentable square feet, including 1.3 million square feet of space held for redevelopment. The portfolio is strategically located in 24 key technology markets throughout North America and Europe.

For the quarter ended September 30, 2006, leases commenced on over 114,000 square feet of datacenter space at an average gross annualized rent of approximately $97.00 per square foot, including 67,000 square feet of redevelopment space at an average gross annualized rent of $30.45 per square foot. We also commenced on over 40,000 square feet of non-technical space at an average gross annualized rent of over $18.00 per square foot. Excluding space held for redevelopment, occupancy across Digital Realty’s property portfolio was 94.7% at September 30, 2006. Of the 72,000 square feet of new leases signed during the third quarter, more than 30,000 square feet of datacenter space and 41,000 square feet of non-technical space will commence later in the year.

“As we expand our presence in key domestic and international markets, our strategic acquisitions program continues to position us as the leading owner and operator of Internet gateway and datacenter properties. Since the end of the second quarter, we have added two major Internet gateway facilities in Phoenix and Seattle to our portfolio while establishing a significant footprint in New York’s primary hub for Internet traffic, 111 8th Avenue, with the acquisition of the AboveNet operations.” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “The volume of leasing activity and strong growth in rents further demonstrates our ability to meet the demand for high quality datacenter and Internet gateway facilities for national and international corporate users including major Internet enterprises, financial institutions, energy companies, IT services providers, and other technology-intensive tenants.”

Balance Sheet Update

Total assets grew to approximately $2.0 billion at September 30, 2006, from $1.5 billion at December 31, 2005. Total debt at September 30, 2006 was approximately $1.1 billion compared to $749.1 million at December 31, 2005. Stockholders’ equity was $483.3 million, up from $386.5 million at December 31, 2005 primarily due to the second quarter follow-on public offering of 4.0 million primary shares.

Effective July 24, 2006, the Company increased commitments under its line of credit to $500 million from $350 million with 13 banks now participating in the credit facility.

On August 9, 2006 the Company completed the convertible debt private placement totaling $166.3 million in net proceeds at a coupon rate of 4.125% due 2026. On September 28, 2006 the Company priced a follow on common stock offering of 9.2 million shares at $30.50 per share, which closed on October 4, 2006. Net proceeds from the sale of 4.6 million shares were used to pay the redemption price on an equal number of limited partner units delivered by Global Innovation Partners. The sale of the remaining 4.6 million shares generated $134 million in net proceeds to the Company. The net proceeds to the Company from both debt and equity transactions were used to temporarily reduce borrowings under the Company’s line of credit.

During the quarter the Company completed mortgage financings on two properties in Northern California and one property in Amsterdam. On July 27, 2006, the Company completed a new 7.1 million Euro, 7-year loan with 1.5% amortization per annum at a fixed rate of 5.49% after considering the interest rate swap at the Gyroscoopweg 2E-2F property in Amsterdam, The Netherlands. On September 8, 2006 the Company completed the refinancings of 34551 Ardenwood Boulevard in Fremont, California and 2334 Lundy Place in San Jose, California. The new loans for $55 million and $40 million each have a 10-year maturity with no principal amortization for three years and a fixed rate of 5.95% and 5.96%, respectively.

Subsequent to quarter end on October 24, 2006, the Company completed the refinancing of 1100 Space Park Drive in Santa Clara, California. The new loan for $55 million has a 10-year maturity with no principal amortization for three years and a fixed rate of 5.89%.

“Accessing the public market through both debt and equity offerings improves our liquidity while providing us with sufficient capital to grow our business in the near term at very attractive rates. This, combined with the expansion of our line of credit and selectively refinancing debt with lower coupon fixed-rate loans, enhances our ability to pursue our acquisitions program and continues to reduce our cost of capital,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust.

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2006 third quarter results today, Monday, November 6, 2006 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-240-2430 (for domestic callers) or 303-205-0066 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 1:00 PM PT on Monday, November 6, 2006 until 11:59 PM PT on Monday, November 13, 2006. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11072856#. A replay of the webcast will also be archived on Digital Realty Trust’s website for 30 days following the earnings call.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. Digital Realty Trust’s 56 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 10.9 million rentable square feet, including 1.3 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 24 markets throughout North America and Europe. For additional information, please visit the Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results for 2006, demand and expectation that it will achieve its performance objectives. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	September 30, 2006	September 30, 2005
Operating Revenues:
Rental	$59,552	$43,587
Tenant reimbursements	13,637	10,970
Other	—	265

Total operating revenues	73,189	54,822

Operating Expenses:
Rental property operating and maintenance	15,474	11,854
Property taxes	7,238	6,052
Insurance	953	751
Depreciation and amortization	24,739	16,309
General and administrative	4,986	3,324
Other	607	106

Total operating expenses	53,997	38,396

Operating income	19,192	16,426
Other Income (Expenses):
Interest and other income	365	165
Interest expense	(14,486)	(10,373)
Loss from early extinguishment of debt	(39)	—

Income from continuing operations before minority interests	5,032	6,218
Minority interests in continuing operations of operating partnership	(678)	(1,719)

Income from continuing operations	4,354	4,499
Income (loss) from discontinued operations before gain on sale of assets and minority interests	203	(169)
Gain on sale of assets	18,016	—
Minority interests attributable to discontinued operations	(7,786)	95

Income (loss) from discontinued operations (1)	10,433	(74)
Net income	14,787	4,425
Preferred stock dividends	(3,445)	(3,099)

Net income available to common stockholders	$11,342	$1,326

Net income per share available to common stockholders:
Basic	$0.31	$0.05
Diluted	$0.30	$0.05
Weighted average shares outstanding:
Basic	36,114,253	25,704,721
Diluted	37,446,894	26,004,324

(1)	During the quarter ended June 30, 2006 we classified our property located at 7979 East Tufts Avenue as available for sale and we completed this property sale in July 2006. We have presented all activity for this property in Income (loss) from discontinued operations for both periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Investments in real estate
Land	$210,897	$191,961
Acquired ground leases	2,969	1,477
Buildings and improvements	1,259,769	941,115
Tenant improvements	153,344	123,957

Investments in real estate	1,626,979	1,258,510
Accumulated depreciation and amortization	(94,412)	(64,404)

Net investments in real estate	1,532,567	1,194,106
Cash and cash equivalents	27,650	10,930
Accounts and other receivables, net	17,586	7,587
Deferred rent	34,385	25,094
Acquired above market leases, net	43,052	48,237
Acquired in place lease value and deferred leasing costs, net	219,675	201,141
Deferred financing costs, net	15,276	7,659
Restricted cash	24,477	22,123
Other assets	57,094	12,293

Total Assets	$1,971,762	$1,529,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable under line of credit	$233,767	$181,000
Mortgage loans	668,490	568,067
Exchangeable senior debentures	172,500	—
Accounts payable and other accrued liabilities	54,209	36,869
Accrued dividends and distributions	20,052	15,639
Acquired below market leases, net	83,633	67,177
Security deposits and prepaid rents	14,700	11,476

Total Liabilities	1,247,351	880,228

Minority interests in consolidated joint venture	—	206
Minority interests in operating partnership	241,152	262,239
Stockholders’ Equity	483,259	386,497

Total Liabilities and Stockholders’ Equity	$1,971,762	$1,529,170

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except share and per share and unit data)

(unaudited)

	Three Months Ended
	September 30, 2006	September 30, 2005
Net income available to common stockholders	$11,342	$1,326
Adjustments:
Minority interests in operating partnership including discontinued operations	8,464	1,628
Real estate related depreciation and amortization (1)	24,454	16,929
Gain on sale of assets	(18,016)	—

FFO	$26,244	$19,883

Basic FFO per share and unit	$0.42	$0.35
Diluted FFO per share and unit	$0.41	$0.35
Total common stock and units outstanding
Basic	63,064,624	57,226,152
Diluted	64,397,265	57,525,755

(1) Real estate depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	24,739	16,309
Depreciation and amortization of discontinued operations at 7979 East Tufts Avenue	—	648
Non real estate depreciation	(285)	(28)

	$24,454	$16,929

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the

NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500